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                                                                       Exhibit 5


                                  May 4, 2001


Net Perceptions, Inc.
7700 France Avenue South
Edina, Minnesota  55435

      Re:   Net Perceptions, Inc. (the "Company")
            Registration Statement for
            an aggregate of 1,643,520 Shares of Common Stock

Ladies and Gentlemen:

      We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,343,520 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan and
(ii) 300,000 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1999 Equity Incentive Plan and Employee Stock Purchase Plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Net Perceptions, Inc.'s Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,


                                     /s/ Gunderson Dettmer Stough Villeneuve
                                         Franklin & Hachigian, LLP
                                    -------------------------------------------
                                         Gunderson Dettmer Stough Villeneuve
                                         Franklin & Hachigian, LLP